Exhibit 99.1

TIME WARNER INC. TO ACQUIRE 31% INTEREST IN
CENTRAL EUROPEAN MEDIA ENTERPRISES,
A LEADING CENTRAL & EASTERN EUROPEAN MEDIA COMPANY

Warner Bros. and CME to Partner in Developing
New TV Channels for CME Audiences

HAMILTON, BERMUDA and NEW YORK, NY, March 23, 2009 – Central European Media Enterprises Ltd. ("CME") (Nasdaq/Prague Stock Exchange: CETV) and Time Warner Inc. (NYSE: TWX) today announced that Time Warner will invest US$241.5 million in CME, a leading media company in Central and Eastern Europe.

For this investment, Time Warner will receive 19 million newly issued CME common shares, consisting of 14.5 million shares of Class A Common Stock at a price of US$12.00 per share and 4.5 million shares of Class B Common Stock at a price of US$15.00 per share – approximately a 31% interest in CME.  In connection with this transaction, Time Warner is agreeing to allow CME founder and Non-Executive Chairman Ronald S. Lauder to vote Time Warner’s shares of CME for at least four years, subject to certain exceptions.  Also, Mr. Lauder has pledged to support Time Warner’s appointment of two of its designees to CME’s board of directors. The closing of the investment is subject to a vote of CME’s shareholders and certain regulatory approvals, and Mr. Lauder has committed to voting the shares he controls in favor of the transaction.  The transaction is expected to close before the end of the second quarter of 2009.

In addition, Warner Bros. and CME have separately agreed to form a partnership to launch and operate new thematic television channels in current CME territories.  These channels, some of which will be Warner Bros. branded, will feature international films and television series, including titles from Warner Bros.’ industry-leading library.

Commenting on the announcement, Mr. Lauder said: “I’m confident that this alliance with Time Warner will accelerate CME’s future development and take it to levels I could only dream of fifteen years ago. The combination of CME’s market-leading positions and Time Warner’s brands will enhance the prospects of both companies as we work together.”

Time Warner Chairman and Chief Executive Officer Jeff Bewkes said: “This transaction with CME is a unique opportunity for us to invest in – and partner with – one of the leading media companies in Central and Eastern Europe.  While the region has been experiencing the impact of the global economic crisis, we believe CME is ideally positioned over the long term as Central and Eastern Europe returns to significant growth and the media sector in these countries continues to evolve.  The investment advances our strategy to create, package and deliver high-quality programming on multiple platforms globally, while also meeting the financial requirements we use to assess possible investments.  We believe this transaction will create value for the shareholders of both companies as we work with CME’s talented management team to achieve their business's full potential over time.”

Adrian Sarbu, CME's President and Chief Operating Officer, said:  “The success of CME is driven by our strong local management teams and their ability to create content that meets the expectations of the local audiences. Time Warner and Warner Bros. are recognized leaders in the content business and have the skills and experience necessary to enhance the quality of our local programming. We’re looking forward to strengthening our longstanding business relationship with Time Warner and working closely with their teams.”

Citigroup is serving as financial advisor to Time Warner.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in filmed entertainment, television networks, publishing and interactive services, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution platforms. For more information about Time Warner Inc., please visit www.timewarner.com.

About CME
CME is a broadcasting company operating leading networks in seven Central and Eastern European countries with an aggregate population of approximately 97 million people. CME’s television stations are located in Bulgaria (TV2 and Ring TV), Croatia (Nova TV), Czech Republic (TV Nova, Nova Cinema and NovaSport), Romania (PRO TV, PRO TV International, Acasa, PRO Cinema, Sport.ro and MTV Romania), Slovakia (Markíza), Slovenia (POP TV, Kanal A) and Ukraine (Studio 1+1, Studio 1+1 International and Kino). CME is traded on the NASDAQ and the Prague Stock Exchange under the ticker symbol “CETV.”

Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, sales of business assets, and the potential impact of future decisions by management that may result in merger and restructuring charges, as well as the potential impact of any future impairment charges to goodwill or other intangible assets. More detailed information about these factors may be found in filings by Time Warner Inc. and CME with the Securities and Exchange Commission, including their most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Time Warner and CME are under no obligation to, and expressly disclaim any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Time Warner	Central European Media Enterprises
Edward Adler +1(212) 484-6630	Romana Tomasova
Edward.Adler@timewarner.com	+44 (0)20 7430 5357
romana.tomasova@cme-net.com
Keith Cocozza +1(212) 484-7482
Keith.Cocozza@timewarner.com

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